OMNICORDER TECHNOLOGIES, INC.
125 Wilbur Place, Suite 120
Bohemia, New York 11716

February 17, 2005

Michael Anbar, Ph.D.
145 Deer Run Road
Amherst, New York 14221

Consulting Agreement

Dear Dr. Anbar:

OmniCorder Technologies, Inc., a Delaware corporation ("OmniCorder"), wishes to retain your services as a consultant for the purpose of advising and assisting management on matters involving the Company's infra red monitoring products, including OmniCorder's BioScanIR® System detector technology, as well as other advanced technology endeavors and independent research organizations, and the acquisition of technologies, and such other projects within the scope of your experience and qualifications as OmniCorder and you may from time to time agree. This letter sets forth the terms and conditions which OmniCorder and you have agreed upon with respect to your consultancy by OmniCorder.

1. Duties. Commencing February 1, 2005, you will perform such consulting services for OmniCorder on such days and at such times as you and OmniCorder may from time to time agree, devoting not less than 12 days per year to such tasks. It is agreed that during the first month of this agreement you will not receive any additional compensation under 2.(b) below for time you spend in Buffalo to reacquaint yourself with the company and its technology, but will be compensated under 2.(b) should you be required to travel to the company for such purpose. You will have the authority to meet directly with members of OmniCorder's board of directors, as well as OmniCorder's chief executive officer, chief scientist and vice president of development, in discharging your responsibilities. In your role as a consultant hereunder, you may utilize the title of Founding Scientist of OmniCorder. You will perform your consulting services faithfully, diligently and to the best of your ability.

2. Compensation. As total compensation for your services, OmniCorder will pay you (or your designee), as follows:

(a) a consulting fee of $1,000 and 1,000 shares of Restricted Stock for each day of consulting services provided hereunder, which minimum cash fee for the first 12-month period of $12,000 shall be payable up-front and which shares shall be delivered by OmniCorder on or before August 1 and February 1 of each year;

(b) if called upon for systems development (as compared with advisory) work, a fee of $80 per hour for such work, which would be in excess of the consulting fee and time requirement referenced in paragraph (a) above, which work shall be pre-approved by OmniCorder for work anticipated to be in excess of 15 hours and shall be in accordance with progress reports and other customary procedures. These services outside of Buffalo will be at a minimum of one day at a time (time of more than 4 hours will be considered a full day).

(c) in addition, OmniCorder will reimburse you for reasonable and appropriately documented expenses (e.g., travel for you and your spouse) approved by OmniCorder and incurred in carrying out your duties hereunder.

3. Term. The initial term of this letter agreement shall be from the date hereof until January 31, 2007, and thereafter shall be extended for periods of two years unless terminated by either you or OmniCorder on sixty (60) days prior notice to the other.

4. Independent Contractor Status. This letter agreement does not constitute a contract of employment. Your relationship to OmniCorder is that of independent contractor. OmniCorder shall not be required to withhold any federal, state or local taxes you're your compensation hereunder or to make any other deductions required by law or usually made by employers. In addition, you shall not be entitled, whether during the term of your consultancy or thereafter, to medical coverage, life insurance, disability, participation in OmniCorder's pension, profit sharing or savings plans or other benefits now or in the future offered to employees of OmniCorder.

5. Confidential Information. You agree that, during the term of this letter agreement, and for a period of three years thereafter, you will treat as confidential, and will not, directly or indirectly, without OmniCorder's prior written authorization, except as required to perform the services contemplated by this letter agreement, disclose or make known to any person, firm, association or corporation, or use in competition with OmniCorder or for your own benefit or gain, any information, plans, data, customer lists or any other confidential material or information concerning the present or future business, finances, technology or methods of operation (collectively, the "Information") of OmniCorder or its affiliated companies ("Affiliates"), including, without limitation, Information issued or published for the sole use of OmniCorder or its Affiliates, or which is disclosed to you or acquired by you prior to or during the term hereof or developed by you in carrying out your duties hereunder. Upon termination of your consulting services hereunder, you will exert best of effort to deliver or return to OmniCorder the originals and all copies of all manuals, letters, notes, notebooks, reports, all other materials of a secret or confidential nature, and all written Information furnished by OmniCorder or prepared by you during the term of this letter agreement in connection with the consulting services rendered pursuant hereto. Since a breach by you of this Section 5 would injure OmniCorder in a way that cannot be compensated adequately by monetary damages, OmniCorder, in addition to any other remedies available to it, may obtain an injunction restraining any such breach, and no bond or other security shall be required.

6. Assignment of Inventions and Discoveries. (a) You agree that you will make full and prompt disclosure to OmniCorder of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by you or under your direction or jointly with others in connection with your consulting services hereunder (all of which are collectively referred to in this letter agreement as "Developments"). OmniCorder will give you due academic credit (joint authorship) on any publications that include your intellectual contributions, but you will have the option to decline such academic credit at your discretion, and this obligation will remain in effect three years after termination of this agreement.

(b) You agree to assign to OmniCorder (or any person or entity designated by OmniCorder) all of your right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. You understand that, to the extent this letter agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 6(b) shall be interpreted not to apply to any invention which a court rules and/or OmniCorder agrees falls within such classes. You also waive all claims to moral rights in any Developments.

(c) You agree to cooperate fully with OmniCorder, both during and after the term of this letter agreement, with respect to the procurement, maintenance and enforcement of patents, copyrights and other intellectual property rights (both within and outside the United States) relating to Developments. You shall execute all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which OmniCorder may deem necessary or desirable in order to protect its rights and interests in any Development. You will receive reasonable compensation pursuant to 2.(b) above for your time in performing such services. You agree that, if OmniCorder is unable because of clinical disability to secure your signature on any such papers, any executive officer of OmniCorder shall be entitled to execute any such papers as your agent and attorney-in-fact, and you irrevocably designate and appoint each executive officer of OmniCorder as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as OmniCorder may deem necessary or desirable, in order to protect its rights and interests in any Development, under the conditions described in this paragraph.

7. Scientific Advisory Board. During the term of this letter agreement, you will be appointed to OmniCorder's Scientific Advisory Board and shall be entitled to receive compensation and other benefits uniformly provided to such advisory board members, however, you are not required to serve on this board.

8. Representations and Warranties. You represent and warrant to OmniCorder that you do not currently have and will not undertake or incur any commercial obligations to any third party which in any way limit or restrict your ability to perform the consulting services contemplated by this letter agreement nor will you do so during the term of this agreement.

9. Taxes. The parties hereto agree to cooperate with each other on a going-forward basis regarding the tax implications, if any, to you in connection with the issuance of any shares of OmniCorder.

10. Publicity. You shall not, without the prior written consent of OmniCorder, in any manner advertise or publish the fact that OmniCorder has entered into this letter agreement with you.

11. Assignment. The services to be performed under this letter agreement are personal in nature, and neither OmniCorder nor you will assign, transfer or delegate any rights, obligations or duties under this letter agreement without the prior written consent of the other, provided, however, that OmniCorder may assign its rights under this letter agreement to any of its Affiliates.

12. Notices. Any notice or other communication under this letter agreement shall be considered given when delivered personally or when mailed by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth on the first page hereof or at such other address or addresses as either party may specify by notice to the other.

13. Miscellaneous. This letter agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. This letter agreement may be amended, waived or discharged only by an instrument in writing executed by OmniCorder and you. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. This letter agreement shall be binding upon, and subject to Section 11 hereof, inure to the benefit of the parties hereto and their respective successors, assigns, executors, administrators and other legal representatives.

14. Arbitration Clause. In case of any disputes relating to this agreement, the parties will promptly confer the dispute to the American Arbitration Association for settlement by arbitration in accordance with the Association's rules, unless it is settled by mutual agreement amongst the parties. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction. Any award will be a conclusive determination of the matter, be final and binding upon all parties. Arbitration proceedings shall be held in the City of Buffalo, NY, unless the parties agree upon another location.

If you are in agreement with the foregoing, please sign and return to OmniCorder a copy of this letter agreement, which thereupon will become a binding agreement between OmniCorder and you.

OMNICORDER TECHNOLOGIES, INC.

By:____________________
Name:
Title:

Agreed and accepted as of
the date first above written

[signature]
Michael Anbar, Ph.D.

OMNICORDER TECHNOLOGIES, INC.
125 Wilbur Place, Suite 120
Bohemia, New York 11716

February 17, 2005

Michael Anbar, Ph.D.
145 Deer Run Road
Amherst, New York 14221

Amendment to Settlement Agreement Dated October 3, 2001

Dear Dr. Anbar:

This letter is meant to reflect an Amendment to our Settlement Agreement with you dated October 3, 2001. The additional terms are as follows:

1. An up-front stock grant will be issued in your name or on your behalf to a charitable foundation of 250,000 "restricted" shares of Common Stock, par value $.001 per share, of OmniCorder (the "Restricted Stock"), which shares may not be subsequently transferred for a period of two years and shall be delivered by OmniCorder.

2. Acquisition of Mental Stress Monitoring Technology Patent (United States Patent 5,771,261). As part of the consideration under this agreement, you hereby assign all of your right, title and interest in and to the confidential know-how, technology and patent rights for the mental stress monitoring (the "Patent Rights") invented, discovered and developed by you. You shall, without additional consideration, cooperate fully with and assist OmniCorder in any and all efforts necessary finalize the transfer of the patent, and any other intellectual property associated with mental stress monitoring in your possession. You agree to consult with the OmniCorder on the potential commercial applications of this intellectual property without further compensation other than the royalty below. The parties will also enter into a royalty agreement providing you with a royalty of $300 per unit with regard to sales by OmniCorder of systems that utilizes the Patent Rights. No royalties shall accrue on disposition of reasonable quantities of such system for no charge as pilot, sample or demonstration units.

3 Stock and Investor Acknowledgements. Without infringing on your rights regarding OmniCorder stock you currently own, you understand and acknowledge that (i) the Restricted Stock and any other shares of Common Stock of OmniCorder to be received from OmniCorder hereunder have not been registered with or approved by the U.S. Securities and Exchange Commission ("SEC") or any state securities commission or

authority; (ii) any subsequent transfer of such shares by you is restricted in accordance with the provisions contained in this letter agreement, as well as the requirements of the SEC and applicable state securities laws; (iii) a legend referencing such restrictions on transfer shall be affixed to the stock certificates evidencing your shares; (iv) you are a sophisticated investor capable of evaluating the merits and risks of accepting the grant of shares in exchange for your efforts and contributions; (v) OmniCorder has made available to you all relevant information and the ability to ask questions of OmniCorder regarding its shares, financial condition and business prospects; and (vi) you have had the ability to obtain independent advise and counsel from your legal or tax advisors prior to executing this letter agreement concerning the grant of shares to you. Notwithstanding anything to the contrary above, with respect to shares to be received from OmniCorder hereunder, OmniCorder undertakes to use its best efforts to register such shares with the SEC by the filing of a Form SB-2 or S-3, or such other method as is most appropriate in the circumstances to enable you (or your designee) to sell such shares.

4. You represent and warrant to OmniCorder that, except for OmniCorder's obligations pursuant to this letter agreement, there are no claims, suits, obligations or liabilities of any kind whatsoever which you currently have against OmniCorder or any of its Affiliates. You and OmniCorder reaffirm the Settlement agreement dated October 3, 2001 except the following: 1. Consultant fees delineated in the Consulting Agreement supercede any fees in this agreement. 2. With respect to Paragraph 9 of the Settlement Agreement, OmniCorder waives the restriction on Anbar from working on commercial applications of infrared imaging in the diagnosis and management of breast cancer and diabetes solely in solely for the purpose of fulfilling his responsibilities under this agreement. 3. The transfer of Restricted Stock and Patent Rights under this agreement.

If you are in agreement with the foregoing, please sign and return to OmniCorder a copy of this agreement, which thereupon will become a binding agreement between OmniCorder and you.

OMNICORDER TECHNOLOGIES, INC.

By:________________________
Name:
Title:

Agreed and accepted as of the date first above written

M. Anbar

Michael Anbar, Ph.D.